Exhibit 10.2

CASH COLLATERAL AGREEMENT

THIS AGREEMENT is made as of the 18th day of June, 2009 among NORTEL NETWORKS LIMITED (the “Principal”) and EXPORT DEVELOPMENT CANADA (“EDC”).

RECITALS:

WHEREAS, pursuant to a Second Amended and Restated Master Facility Agreement dated as of December 14, 2007 between the Principal and EDC (the “Facility Agreement”), EDC agreed to provide Support for the benefit of the Principal and its affiliates, subject to the terms and conditions of the Facility Agreement;

WHEREAS the Principal commenced a voluntary proceeding seeking relief including an initial order (as amended, the “Initial Order”) under the Companies’ Creditors Arrangement Act (Canada) (the “CCAA Proceeding”) and the Principal’s subsidiaries have commenced administration proceedings in the United Kingdom and restructuring proceedings under Chapter 11 of the United States Bankruptcy Code;

WHEREAS the Principal and EDC entered into an Agreement dated as of January 14, 2009, as amended by the Amended and Restated Short-Term Support Agreement dated as of February 10, 2009, by and between the Principal and EDC, as further amended by the Second Amended and Restated Short-Term Support Agreement dated as of April 24, 2009 by and between the Principal and EDC (collectively, the “Original Agreement”), pursuant to which EDC agreed, among other things, that, until July 30, 2009, new Support would continue to be made available to the Principal under the Facilities, to an aggregate maximum amount of USD 30 million; and

WHEREAS the Principal and EDC have further amended the terms and conditions of the Original Agreement as of the date hereof;

NOW THEREFORE for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenants, acknowledges, represents and warrants to and in favour of each other as follows:

1.	Recitals Correct

The Principal confirms the validity and truth of the facts set forth in the Recitals to this Cash Collateral Agreement, which have the same force and effect as if repeated herein at length.

2.	Definitions

Capitalized terms used in this Agreement and not otherwise defined herein have the meanings given to them in the Initial Order, the Facility Agreement and the Original

Agreement. Unless the context otherwise requires, in this Agreement the following terms are used with their corresponding defined meanings:

“Agreement” means this agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, Subsection, paragraph, clause or other portion of this Agreement. Each reference to a “Schedule” in this Agreement is a reference to a Schedule attached to this Agreement which shall form an integral part hereof.

“Business Day” means a day which is not a Saturday or a Sunday on which banks and trust companies are generally open for business in Toronto, Canada.

“Collateral” means (i) the Support Collateral, (ii) the Deposit, and (iii) all proceeds of personal property described in this definition and subject to the security hereby constituted.

“Collateral Delivery Account” means a U.S. dollar account of EDC at Royal Bank of Canada’s branch located at 151 O’Connor Street, Ottawa, ON identified as 00006-4015906 (SWIFT ROYCCAT2).

“Deposit” has the meaning ascribed thereto in Schedule B of the Original Agreement.

“Fees and Expenses Letter” means the fees and expenses letter dated January 27, 2009 by EDC as agreed to and accepted by the Principal January 28, 2009.

“Lien” means (i) any right of set-off intended to secure the payment or performance of an obligation, (ii) any interest in property created by way of mortgage, pledge, charge, lien, assignment by way of security, hypothecation, security interest, hire purchase agreement, conditional sale agreement, sale/lease back transaction, deposit arrangement, title retention, capital lease or discount, factoring or securitization arrangement on recourse terms, (iii) any statutory deemed trust or lien, (iv) any preference, priority, adverse claim, levy, execution, seizure, attachment, garnishment or other encumbrance which binds property, and (v) any agreement to grant any of the rights or interests described in clauses (i) to (iv) inclusive of this definition.

“Obligations” means all of the Principal’s present and future payment, reimbursement and indemnity obligations owing to EDC under the Original Agreement and the Fees and Expenses Letter. For greater clarity, Obligations shall not include Unsecured Renewal Support (as defined in the Original Agreement).

“Security” means any and all Liens granted by the Principal to EDC in this Agreement.

“Support Collateral” means the funds transferred by the Principal to EDC pursuant to Sections 5 and 6 hereof.

Extended Meanings

To the extent the context so admits, in this Agreement the following words and expressions shall be given the extended meanings set out opposite them:

an “agreement” – any agreement, oral or written, simple contract or specialty, bond, bill of exchange, indenture, instrument or undertaking.

an “asset” – any undertaking, business, property (real, personal or mixed, tangible or intangible) goodwill or other asset.

an “authorization” – any authorization, approval, consent, exemption, licence, permit, franchise, quota, privilege or no-action letter from any governmental authority or from any person in connection with any easements or contractual rights.

“change” – change, modify, alter, amend, supplement, extend, renew, compromise, novate, replace, terminate, release, discharge, cancel, suspend or waive.

“claim” – claim, claim over, cross-claim, counter-claim, defence, demand, liability, suit, action or proceeding, judgment, order or award of any court, other governmental authority, arbitrator or other alternative dispute resolution authority.

a “document” – a written agreement, consent, waiver, certificate, notice or other written document or instrument.

a “final judgment” – a judgment, order, declaration or award of a court, other governmental authority, arbitrator or other alternative dispute resolution authority of competent jurisdiction from which no appeal may be made or from which all rights of appeal have expired or been exhausted.

a “government” – (i) the Crown in right of Canada or in the right of any Province of Canada, (ii) the government of a Territory in Canada, (iii) a municipality in Canada or (iv) the government of a foreign country or any political subdivision of it.

a “governmental authority” – any court, administrative tribunal, regulatory authority, government, union of nations or any agency or other authority of a government or union of nations.

“include” – to be interpreted as if followed by the term “without limitation”, and such term shall not be construed to limit any word or statement which it follows to the specific items or matters immediately following it or similar terms or matters.

“losses and expenses” – losses, costs, expenses, damages, penalties and judgments and awards of any court or other governmental authority, arbitrator, mediator or other alternative dispute resolution authority, including any applicable awarded costs, and legal fees and disbursements on a full indemnity basis.

“obligations” – indebtedness, obligations, promises, covenants, responsibilities, duties and liabilities (actual or contingent, direct or indirect, matured or unmatured, now existing or arising hereafter), whether arising by agreement or statute, at law, in equity or otherwise.

“paid in full” in relation to any payment obligation owing to any person (the “obligee”)—permanent, indefeasible and irrevocable payment in cash (or other freely available funds transfer as may be expressly provided for in the applicable document creating or evidencing such payment obligation) to the applicable obligee in full of such payment obligation in accordance with the express provisions of the applicable document creating or evidencing such payment obligation, without regard to any compromise, reduction or disallowance of all or any item or part thereof by virtue of the application of any bankruptcy, insolvency, fraudulent conveyance, assignment, preference or other similar such laws, any law affecting creditors’ rights generally or general principles of equity, and, if applicable, the cancellation or expiry of any commitment of the obligee to lend or otherwise extend credit.

a “person” – an individual, including an individual in his or her capacity as trustee, executor, administrator or other representative, a sole proprietorship, a partnership, an unincorporated association, an unincorporated syndicate, an unincorporated organization, a trust, including a business trust, a body corporate organized under the laws of any jurisdiction, a government or agency of a government or any other legal or commercial entity.

a “proceeding” – any proceeding, legal action, lawsuit, arbitration, mediation, alternative dispute resolution proceeding or other proceeding.

a “receiver” – a privately appointed or court appointed receiver or receiver and manager, or, except in the definition of “Receiver”, an interim receiver, liquidator, trustee in bankruptcy, administrator, administrative receiver and any other like or similar official.

a “representative” – any person empowered to act for another, including an agent, director, officer or employee of a body corporate or an association and a trustee, executor or administrator of an estate.

“rights” – rights, titles, benefits, interests, powers, authorities, discretions, privileges, immunities and remedies (actual or contingent, direct or indirect, matured or unmatured, now existing or arising hereafter), whether arising by agreement or statute, at law, in equity or otherwise.

“set-off” – any right or obligation of set-off, compensation, offset, combination of accounts, netting, retention, withholding, reduction, abatement, deduction, counter-claim, cross-claim or any similar right or obligation, or (as the context requires) any exercise of any such right or performance of such obligation.

a “successor” of a person (the “relevant party”) – (i) any amalgamated or other body corporate of which the relevant party or any of its successors is one of the amalgamating or merging body corporates, (ii) any person resulting from any court approved arrangement of which the relevant party or any of its successors is party, (iii) any person to whom all or substantially all the assets of the relevant party is transferred, (iv) any body corporate resulting from the continuance of the relevant party or any successor of it under the laws of another jurisdiction of incorporation and (v) any successor (determined as aforesaid or in any similar or comparable procedure under the laws of any other jurisdiction) of any person referred to in clause (i), (ii), (iii) or (iv) of this definition. Each reference in this Agreement to any party hereto or any other person shall (where the context so admits) include its successors.

“written” and “in writing” – an original writing, a pdf or facsimile copy of a writing or an e-mail.

3.	Reference to Agreements

Each reference in this Cash Collateral Agreement to any agreement or document (including this Cash Collateral Agreement and any other term defined or incorporated by reference herein that is an agreement or document) at any time shall be construed so as to include such agreement or document (including any attached schedules, appendices and exhibits) and any amendment, modification or restatement thereof.

4.	Grammatical Variations

In this Cash Collateral Agreement, unless the context otherwise requires, (i) words and expressions (including words and expressions (capitalized or not) defined or given extended meanings) in the singular include the plural and vice versa (the necessary changes being made to fit the context), (ii) words in one gender include all genders and (iii) grammatical variations of words and expressions (capitalized or not) which are defined or incorporated by reference in this Cash Collateral Agreement shall be construed in like manner.

5.	Collateral

The Principal shall deposit USD $6,462,672.20 to the credit of the Collateral Delivery Account, being USD $5,992,672.10 for outstanding Secured Support and USD $540,000 as the Deposit. The Principal shall have no proprietary rights to the Collateral. Subject to Section 16, the Principal’s sole rights in relation to the Collateral shall be to receive repayment from EDC of an amount equal to any unapplied balance of the Collateral remaining after the Obligations have been paid in full.

6.	Additional Collateral

In the event that the Principal requests EDC to provide new Support that would result in the contingent amount of the Obligations exceeding the outstanding balance from time to time of the Collateral , the Principal shall deposit the amount of such deficit to the credit of the Collateral Delivery Account prior to the provision of such new Support.

7.	Dealings with Collateral

EDC is irrevocably authorized and directed by the Principal to apply Collateral to satisfy the Obligations as they become due and payable in accordance with their terms.

8.	Grant of Security Interest

To secure the payment and performance of the Obligations, the Principal hereby grants a security interest and right of set-off to EDC in the Collateral, its rights under this Cash Collateral Agreement and any and all rights of the Principal therein and thereto.

9.	Attachment

The Principal agrees that value has been given, that the parties hereto have not agreed to postpone the time for attachment of the Liens contemplated hereby and that such Liens are intended to attach, as to all of the Collateral and the rights of the Principal under this Cash Collateral Agreement in which the Principal now has rights, when the Principal executes this Cash Collateral Agreement and, as to all Collateral and the rights of the Principal under this Cash Collateral Agreement in which the Principal only has rights after the execution of this agreement, when the Principal first has such rights.

10.	Indemnity Obligations

The Collateral shall be continuing collateral security for the due payment and performance of the Obligations.

11.	Enforcement

The Security shall become enforceable against the Collateral each and every time an Obligation becomes due and payable.

12.	Application of Payments

EDC may apply Collateral to the Obligations in such order and in such manner as EDC may in its sole discretion decide. EDC shall be entitled to reverse any such application and reapply any Collateral from time to time. EDC may grant extensions of time and other indulgences, take and give up guarantees and Liens, including the Security, modify or abstain from perfecting or taking advantage of Liens including the Security, accept compositions, grant releases and discharges and otherwise deal with the Principal, debtors of the Principal, any other person, sureties and others and with any guarantees and Liens, including the Security, all as EDC may see fit without prejudice to the Obligations or to the right of EDC to hold, deal with and realize the Security.

13.	Condition Precedent to Effectiveness

This Agreement shall not become effective unless and until the arrangements provided for herein are approved by the Ontario Superior Court of Justice pursuant to the CCAA Proceeding.

14.	No Merger

This Cash Collateral Agreement shall not operate by way of merger of any Obligations or under any agreement by which the same may now or at any time hereafter be represented or evidenced and no judgment recovered by any of EDC shall merge or in any way affect the Security created by this Cash Collateral Agreement.

15.	Security in Addition

This Cash Collateral Agreement and the Security afforded hereby shall not be prejudiced by any collateral or other guarantees now or hereafter held by any of EDC in respect of the Obligations or any other obligations of the Principal to any of EDC or by any exchange, release or variation of any such collateral. The rights of EDC under this Cash Collateral Agreement are in addition to and not in substitution for any other Liens, collateral or guarantees now or hereafter held by EDC in respect of the Obligations.

16.	Return of Support Collateral

Upon receipt by EDC of a written release, in form and substance satisfactory to EDC, from a financial institution or surety company to whom EDC has issued a letter of credit, letter of guarantee or secured bond as Secured Support, the Support Collateral shall be reduced by an amount equal to such letter of credit, letter of guarantee or secured bond so released and the Principal shall be entitled to the repayment of an amount equal to such portion of the Support Collateral and EDC shall so repay, and shall release its security interest in, such amount.

17.	Notices

All notices, demands, requests or other communication of any kind (a “notice”) that any party may be required or may desire to serve upon another party hereunder, shall be made in accordance with the Facility Agreement.

18.	Changes

No agreement purporting to change (other than waive) any provision of this Cash Collateral Agreement shall be binding upon the parties hereto unless that agreement is in writing and signed by the parties hereto. No waiver of strict performance or compliance with any provision hereof shall be binding upon any party hereto unless such waiver is in writing signed by the party sought to be bound thereby.

19.	Time of the Essence

Time is and shall remain of the essence of this Cash Collateral Agreement and each of its provisions.

20.	Governing Law

This Cash Collateral Agreement shall be governed by, and construed and interpreted in accordance with, the laws in force in the Province of Ontario, including the federal laws of Canada applicable therein, but excluding choice of law rules. Such choice of law shall, however, be without prejudice to or limitation of any other rights available to EDC under the laws of any other jurisdiction where Collateral may be located. The Principal irrevocably attorns to and submits to the non-exclusive jurisdiction of the courts of the Province of Ontario located at Toronto with respect to any matter arising hereunder or related hereto.

21.	Binding Effect

This Cash Collateral Agreement shall enure to the benefit of EDC and their respective successors and permitted assigns and shall be binding on the Principal, its legal representatives (including receivers) and its successors.

22.	No Third Party Rights

No person who is not a party hereto shall be entitled to any benefit under this Agreement including so as to claim any rights against the Collateral.

23.	Limitation Period

The parties hereto agree to extend the limitation period under the Limitations Act, 2002 (Ontario), other than one established by Section 15 of that Act, applicable to this Cash Collateral Agreement, and each provision hereof and any claim thereunder, to ten (10) years.

24.	Headings

The division of this Cash Collateral Agreement into Sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Cash Collateral Agreement. The insertion in this Cash Collateral Agreement of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Cash Collateral Agreement.

25.	Receipt of Copy

The Principal acknowledges receipt of an executed copy of this Cash Collateral Agreement.

26.	Counterparts

This Cash Collateral Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Cash Collateral Agreement to produce or account for more than one such counterpart. Transmission of a copy of an executed signature page of this Cash Collateral Agreement (including any change to this Cash Collateral Agreement ) by any party hereto to the other parties to this Cash Collateral Agreement by facsimile transmission or e-mail in pdf format, shall be as effective as delivery to the other parties hereto of a manually executed counterpart hereof.

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IN WITNESS WHEREOF this Cash Collateral Agreement has been executed and delivered by the parties hereto.

EXPORT DEVELOPMENT CANADA

Per:	/s/ Derek Austin
Name:	Derek Austin
Title:	Manager

Per:	/s/ Anna Tzulakis
Name:	Anna Tzulakis
Title:	Underwriter

NORTEL NETWORKS LIMITED

Per:	/s/ John M. Doolittle
Name:	John M. Doolittle
Title:	Treasurer

Per:	/s/ Gordon A. Davies
Name:	Gordon A. Davies
Title:	Chief Legal Officer and Corporate Secretary